Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/20/2017

Equity Bancshares, Inc. Reports Record Second Quarter and Record Year-to-Date 2017 Results

Announcement Comes Days After Two Oklahoma-Based Bank Mergers Announced

WICHITA, Kansas, July 20, 2017 – Equity Bancshares, Inc. (NASDAQ: EQBK), (“Equity”, “we”, “us”, “our”), the Wichita-based holding company of Equity Bank, reported its results for the second quarter ended June 30, 2017, including record net income allocable to common stockholders of $6.4 million and record diluted earnings per share of $0.51 for the second quarter. Year-to-date 2017 net income allocable to common stockholders was $11.2 million and $0.91 per diluted share, also both records.

Brad Elliott, Chairman and CEO of Equity, said, “Our operating teams, including new teammates from Arkansas and Western Kansas, worked diligently and tenaciously to successfully integrate our new markets, while continuing to serve customers. Realizing synergies immediately after mergers is important to our earnings success. We are proud of how well our teams execute, as evidenced by our record quarterly and year-to-date earnings.”

Mr. Elliott added, “We also continue to position our self for growth opportunities, including our recent announcement of two mergers in Oklahoma. It’s a credit to the innovative collaboration among our Equity employees, and future Oklahoma team members, that we’re able to continue to add strong community banks to our footprint, while refining delivery and developing new solutions for our business and consumer customers.”

On July 17, 2017, Equity announced that it entered into definitive merger agreements with Eastman National Bancshares, Inc. (“Eastman”) of Newkirk and Ponca City, Oklahoma, parent company of Eastman National Bank, and Cache Holdings, Inc. (“Patriot”), parent company of Patriot Bank of Tulsa, Oklahoma. After the mergers conclude, which are expected to occur during the fourth quarter of 2017, Equity will have completed 13 successful integrations in its first 15 years and five mergers since the Company’s initial public offering (“IPO”) on November 11, 2015.

These newest mergers add a fourth state – Oklahoma – to Equity’s Midwestern footprint, and each is within close proximity to Equity’s corporate office in Wichita. Eastman’s headquarters is 55 miles from Wichita and 10 miles from the Kansas and Oklahoma border. Tulsa is 170 miles from Wichita.

Equity completed its merger with Prairie State Bancshares, Inc. (“Prairie”) of Hoxie, Kansas, on Friday, March 10, 2017, and completed its merger with Community First Bancshares, Inc. (“Community”) of Harrison, Arkansas, on November 10, 2016. Results of operations of Prairie are included in Equity’s second-quarter results subsequent to its merger, and results of Equity’s Arkansas locations are fully included in 2017 results.

Equity continued to bolster its teams in the second quarter, and on May 22, 2017 announced the promotion of Julie Huber to a new leadership role as Executive Vice President, Strategic Initiatives – directing merger implementation and other strategic plans and opportunities for Equity. Huber served in a variety of leadership roles for Equity Bank since 2003, including management of operations, risk and credit. In addition, the Company added Scott Smits as Executive Vice President and Chief Credit Officer of Equity Bank to its leadership team. Smits joined Equity after 9 years in executive credit and risk management positions for Standard Bank and Trust Co. in Hickory Hills, Illinois, and has more than 30 years experience in commercial lending, strategic planning, and risk management functions within the financial industry.

Financial Results for Six Months Ended June 30, 2017

Net income allocable to common stockholders was $11.2 million for the six months ended June 30, 2017, as compared to $6.3 million for the six months ended June 30, 2016, an increase of $4.9 million or 78.5%. Financial results reflect the merger of Community, beginning November 11, 2016, and the merger of Prairie beginning March 11, 2017. The merger of Community added five branch locations in northern Arkansas with total assets of $503.7 million and the merger of Prairie added three branch locations in western Kansas with total assets of $153.1 million.

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/20/2017

During the six months ended June 30, 2017, there was $136 thousand in merger expenses related to the Community merger and $926 thousand in merger expenses related to the Prairie merger.

Diluted earnings per share were $0.91 for the six-month period ended June 30, 2017, as compared to $0.75 for the comparable period of 2016. Weighted average fully diluted shares were 12,264,156 and 8,326,615 for the six months ended June 30, 2017 and 2016. The increase in weighted average fully diluted shares reflect the issuance of 2,689,690 shares in connection with the November 2016 merger with Community, 770,000 shares issued on December 20, 2016 in a private placement, and 479,465 shares issued in connection with the March 2017 merger with Prairie.

Net interest income was $41.1 million for the six months ended June 30, 2017 as compared to $25.0 million for the six months ended June 30, 2016, a $16.1 million or 64.7% increase. The increase in net interest income was primarily driven by growth in loan and securities balances, partially offset by an increase in interest expense as we funded the increase in earning assets with increased deposits and borrowings.

Our net interest margin was 3.93% for the six months ended June 30, 2017 as compared to 3.25% for the six months ended June 30, 2016. The increase in net interest margin was primarily due to the increase in overall volume and yield on interest-earning assets including an increase in accretion of purchase accounting discounts mainly attributable to loans acquired in the Community and Prairie mergers partially offset by an increase in overall cost of interest-bearing liabilities of 16 basis points. Also, during the first six months of 2016 we utilized a “leverage” or “spread” opportunity. The spread opportunity involved borrowing overnight on our line of credit with the FHLB and investing the proceeds in FHLB stock, federal funds sold and other overnight assets, such as money market accounts in other financial institutions. Our net interest margin, without the spread opportunity, would have been approximately 3.55% for the six months ended June 30, 2016. The Company suspended the utilization of this strategy effective October 1, 2016; therefore, there was no impact to net interest margin for the six months ended June 30, 2017 as a result of the spread opportunity.

The provision for loan losses was $1.7 million for the six months ended June 30, 2017 as compared to $1.3 million for the six months ended June 30, 2016. Net charge-offs for the six months ended June 30, 2017 were $587 thousand compared to net charge-offs of $731 thousand for the comparable period of 2016.

Total non-interest income was $7.3 million for the six months ended June 30, 2017 as compared to $5.2 million for the six months ended June 30, 2016. Increases in service charges and fees, debit card income, and mortgage banking are principally attributable to the addition of accounts and higher transaction volumes associated with the Community and Prairie acquisitions. Non-interest income includes increase in value of bank owned life insurance of $709 thousand and $497 thousand for the six-month periods ended June 30, 2017 and 2016, and net gains from securities transactions of $96 thousand and $479 thousand in the same respective time periods.

Total non-interest expense was $30.4 million for the six months ended June 30, 2017 as compared to $19.6 million for the six months ended June 30, 2016. These results primarily reflect the effect of the Community and Prairie mergers and increased data processing costs principally associated with increased debit card volumes. Non-interest expense also includes merger expense primarily related to the Prairie merger.

Equity’s effective tax rate for the six-month period ended June 30, 2017 was 31.2% as compared to 31.8% for the six-month period ended June 30, 2016.  The effective tax rates for each of the comparable periods reflect the levels of tax-exempt interest income, non-taxable life insurance income, non-deductible facilitative merger expenses, and other non-deductible expenses included in income before income taxes as well as federal income tax credits in Equity’s financial results for the respective periods.  The lower effective tax rate in the first six months of 2017 is principally attributable to $216 thousand of excess tax benefits associated with the exercise of stock options during the period. In accordance with ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, excess tax benefits generated when the tax-return deductible compensation expense for share-based awards exceeds the cumulative compensation cost recognized for financial reporting purposes are recorded as an income tax benefit in the income statement in the period in which they occur. Prior to the adoption of ASU 2016-09, in the first quarter of 2017, excess tax benefits associated with the exercise of stock options were recognized as additional paid-in capital.

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/20/2017

Financial Results for Quarter Ended June 30, 2017

Net income allocable to common stockholders was $6.4 million for the three months ended June 30, 2017, as compared to $2.8 million for the three months ended June 30, 2016, an increase of $3.5 million or 123.3%.

Diluted earnings per share were $0.51 for the three months ended June 30, 2017, as compared to $0.34 for the comparable period of 2016. Weighted average fully diluted shares were 12,444,859 and 8,329,299 for the three months ended June 30, 2017 and 2016. The increase in weighted average fully diluted shares reflect the issuance of 2,689,690 shares in connection with the November 2016 merger with Community, 770,000 shares issued on December 20, 2016, in a private placement, and 479,465 shares issued in connection with the March 2017 merger with Prairie.

Net interest income was $21.2 million for the three months ended June 30, 2017, as compared to $12.2 million for the three months ended June 30, 2016, a $9.0 million or 73.8% increase. The increase in net interest income was primarily driven by growth in loan and securities balances, partially offset by an increase in interest expense as we funded the increase in earning assets with increased deposits and borrowings.

Our net interest margin was 3.91% for the three months ended June 30, 2017, as compared to 3.18% for the same time period in 2016. The increase in net interest margin was primarily due to an overall increase in volume and yield of interest-earning assets including an increase in accretion of purchase accounting discounts related to the Community and Prairie mergers, partially offset by an overall increase in volumes and cost of interest-bearing liabilities. During the three months ended June 30, 2016, the Company utilized a “leverage” or “spread” opportunity. The spread opportunity involved borrowing overnight on our line of credit with the FHLB and investing the proceeds in FHLB stock, federal funds sold and other overnight assets, such as money market accounts in other financial institutions. Our net interest margin, without the spread opportunity, would have been approximately 3.48% for the three months ended June 30, 2016. The Company suspended the utilization of this strategy effective October 1, 2016; therefore, there was no impact to net interest margin for the three months ended June 30, 2017.

The provision for loan losses was $628 thousand for the three months ended June 30, 2017, as compared to $532 thousand for the three months ended June 30, 2016. Net charge-offs for the three months ended June 30, 2017, were $108 thousand compared to net charge-offs of $482 thousand for the comparable period of 2016.

Total non-interest income was $4.0 million for the three months ended June 30, 2017, as compared to $2.5 million for the three months ended June 30, 2016. Increases in service charges and fees, debit card income and mortgage banking are principally attributable to the addition of accounts and higher transaction volumes associated with the Community merger and to a lesser extent, the March 2017 Prairie merger. Non-interest income includes increase in value of bank owned life insurance of $354 thousand and $246 thousand for the three-month periods ended June 30, 2017 and 2016, and net gains from securities transactions of $83 thousand and $59 thousand for the same respective time periods.

Total non-interest expense was $15.1 million for the three months ended June 30, 2017, as compared to $9.9 million for the three months ended June 30, 2016. These results primarily reflect the effect of the November 2016 Community merger, which added five locations in Arkansas, the March 2017 Prairie merger, which added three additional Kansas locations, and increased data processing costs principally associated with increased debit card volumes.

Equity’s effective tax rate for the three months ended June 30, 2017, was 32.4% as compared to 31.8% for the comparable period ended June 30, 2016. The effective tax rates for each of the comparable periods reflect the levels of tax-exempt interest income, non-taxable life insurance income, non-deductible facilitative merger expenses, and other non-deductible expenses included in income before income taxes as well as federal income tax credits in Equity’s financial results for the respective periods.

Loans, Deposits, and Total Assets

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/20/2017

Loans held for investment were $1.53 billion at June 30, 2017, compared to $1.38 billion at December 31, 2016, an increase of $145.8 million. The increase in loans held for investment includes $130.1 million of net loans acquired in the Prairie merger in March of 2017 and $15.7 million of other loan growth.

As of June 30, 2017, Equity’s allowance for loan losses to total loans was 0.49%, compared to 0.46% at December 31, 2016. Net loans of $1.52 billion at June 30, 2017, includes $7.6 million of allowance for loan losses and $11.3 million of acquisition related discounts. Nonperforming assets of $37.6 million as of June 30, 2017, were 1.56% to total assets, and included $8.2 million of nonperforming assets acquired in the Prairie merger. Nonperforming assets at December 31, 2016, were $31.3 million or 1.43% of total assets. Nonperforming assets at June 30, 2017, not including the nonperforming assets from the Prairie merger were $29.4 million, a decrease of $2.0 million from year end.

Total deposits were $1.82 billion at June 30, 2017, as compared to $1.63 billion at December 31, 2016. Total deposits increased $189.2 million between December 31, 2016, and June 30, 2017, including $125.4 million of deposits assumed in the Prairie merger and $63.9 million, or 3.9%, of non-acquisition related deposit growth, primarily due to our ongoing business development efforts. Signature Deposits were $1.16 billion at June 30, 2017, as compared to $1.08 billion at December 31, 2016.

At June 30, 2017, Equity had consolidated total assets of $2.41 billion, compared to $2.19 billion at December 31, 2016, an increase of $216.4 million.  The increase in total assets includes $153.1 million of total assets acquired in the Prairie merger.

Capital and Borrowings

In connection with the Prairie merger, Equity issued 479,465 shares valued at $31.79 per share, Equity’s closing price on March 10, 2017. Net of $329 thousand of stock issuance costs, the Prairie merger added $14.9 million to stockholders’ equity.

At June 30, 2017, common stockholders’ equity totaled $286.1 million, $23.44 per common share, compared to $258.0 million, $22.09 per common share, at December 31, 2016. Tangible common equity was $214.5 million and tangible book value per common share was $17.57 at June 30, 2017. Tangible common equity was $194.4 million and tangible book value per common share was $16.64 at December 31, 2016. The ratio of common equity tier 1 capital to risk-weighted assets was approximately 13.13% and the total capital to risk-weighted assets was approximately 14.40% at June 30, 2017.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Conference Call and Webcast

Equity Chairman and Chief Executive Officer, Brad Elliott, and Chief Financial Officer, Greg Kossover, will hold a conference call and webcast to discuss second quarter 2017 results on Friday, July 21, 2017 at 9 a.m. central time.

Investors, news media and other participants should register for the call or audio webcast at investor.equitybank.com. On Friday, July 21, 2017, participants may dial into the call toll-free at (844) 534-7311 from anywhere in the U.S. or (574) 990-1419 internationally, using conference ID no. 37238820.

Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time. Presentation slides to pair with the call or webcast will be posted one hour prior to the call at investor.equitybank.com.

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/20/2017

A replay of the call and webcast will be available two hours following the close of the call until July 28, 2017, accessible at (855) 859-2056 with conference ID no. 37238820 or investor.equitybank.com.

About Equity Bancshares, Inc.

Equity Bancshares, Inc. is the holding company for Equity Bank, offering a full range of financial solutions, including commercial loans, consumer banking, mortgage loans, and treasury management services. As of June 30, 2017, Equity had $2.41 billion in consolidated total assets, with 37 locations throughout Kansas, Missouri, and Arkansas, including its corporate office in Wichita and branches throughout the Kansas City metropolitan area. Learn more at www.equitybank.com.

Equity provides an enhanced banking experience for customers through a suite of sophisticated banking products and services tailored to their needs, while delivering the high-quality, relationship-based customer service of a community bank. Equity’s common stock is traded on the NASDAQ Global Select Market under the symbol “EQBK.”

Special Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the current views of Equity’s management with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Equity’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s control. Accordingly, Equity cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from Equity’s expectations include competition from other financial institutions and bank holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. The foregoing list of factors is not exhaustive.

For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Equity’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and any updates to those risk factors set forth in Equity’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, Form S-3 or Form S-4. If one or more events related to these or other risks or uncertainties materialize, or if Equity’s underlying assumptions prove to be incorrect, actual results may differ materially from what Equity anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Equity cannot assess the impact of each factor on Equity’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity or persons acting on Equity’s behalf may issue.

Important Additional Information

In connection with the proposed mergers between Equity and each of Eastman and Patriot, Equity intends to file registration statements on Form S-4 with the SEC, and will file other documents regarding the proposed transactions with the SEC. Each of the respective registration statements will include a proxy statement of Eastman or Patriot, as applicable, and will constitute a

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/20/2017

prospectus of Equity, which Patriot and Eastman will send to their respective shareholders.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF EASTMAN AND PATRIOT ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS, WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS.

When filed, these document and other documents relating to the transactions filed by Equity can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing Equity’s investor relations website at investor.equitybank.com.  Alternatively, these documents, when available, can be obtained free of charge from Equity by directing a request to Equity Bancshares, Inc., 7701 East Kellogg, Wichita, Kansas 67207, Attention: John J. Hanley, SVP and Director of Investor Relations, Telephone: (316) 612-6000; or to Eastman National Bancshares, Inc., Attention: Mark T. Detten, President & CEO, Telephone: (580) 718-9990; or to Cache Holdings Inc., 9292 Delaware Avenue, Tulsa, Oklahoma, Attention: Michael Bezanson, Chairman & CEO, Telephone: (918) 209-5200.

Participants in the Transactions

Equity, Eastman, Patriot, and certain of their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the respective shareholders of Eastman or Patriot in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding each of the proposed transactions when it becomes available. Additional information about Equity and its directors and officers may be found in the definitive proxy statement of Equity relating to its 2017 Annual Meeting of Stockholders filed with the SEC on March 22, 2017 and Equity’s annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 16, 2017. Free copies of these documents may be obtained as described in the preceding paragraphs.

No Offer or Solicitation

This communication shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended.

Unaudited Financial Tables

•	Table 1. Selected Financial Highlights
•	Table 2. Consolidated Balance Sheets
•	Table 3. Consolidated Statements of Income
•	Table 4. Non-GAAP Financial Measures

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/20/2017

TABLE 1. SELECTED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Statement of Income Data
Net interest income	$21,199	$19,893	$15,663	$11,982	$12,194
Provision for loan losses	628	1,095	760	104	532
Net gains from securities transactions	83	13	—	—	59
Total non-interest income	3,962	3,339	2,789	2,527	2,452
Merger expenses	136	926	5,057	237	—
Total non-interest expense	15,131	15,226	16,711	10,734	9,941
Income before income taxes	9,402	6,911	981	3,671	4,173
Provision for income taxes	3,048	2,047	564	1,000	1,327
Net income	6,354	4,864	417	2,671	2,846
Net income allocable to common stockholders	6,354	4,864	417	2,671	2,846
Basic earnings per share	0.52	0.41	0.04	0.32	0.35
Diluted earnings per share	0.51	0.40	0.04	0.32	0.34

Balance Sheet Data (at period end)
Securities available-for-sale	$92,435	$103,178	$95,732	$102,391	$74,976
Securities held-to-maturity	532,159	519,239	465,709	349,915	317,509
Gross loans held for investment	1,529,396	1,518,576	1,383,605	956,070	980,110
Allowance for loan losses	7,568	7,048	6,432	6,080	6,030
Goodwill and core deposit intangibles, net	70,306	70,475	63,589	19,419	19,506
Total assets	2,408,624	2,399,256	2,192,192	1,557,082	1,544,857
Total deposits	1,819,677	1,821,090	1,630,451	1,177,732	1,196,767
Non-time deposits	1,163,904	1,199,266	1,077,293	740,623	753,168
Borrowings	292,302	288,521	293,909	203,569	179,801
Total liabilities	2,122,566	2,120,050	1,934,228	1,395,834	1,386,669
Total stockholders’ equity	286,058	279,206	257,964	161,248	158,188
Tangible common equity*	214,450	207,416	194,352	141,804	138,656

Selected Average Balance Sheet Data (quarterly average)
Total gross loans receivable	$1,519,289	$1,403,076	$1,175,300	$968,402	$950,243
Investment securities	613,914	580,467	516,988	414,376	412,095
Interest-earning assets	2,175,517	2,036,177	1,729,927	1,555,511	1,541,405
Total assets	2,382,886	2,236,252	1,886,002	1,668,534	1,655,317
Interest-bearing deposits	1,539,763	1,458,107	1,210,571	1,022,155	1,045,784
Borrowings	309,588	289,074	256,329	314,181	284,631
Total interest-bearing liabilities	1,849,351	1,747,181	1,466,900	1,336,336	1,330,415
Total deposits	1,781,181	1,673,249	1,412,587	1,184,717	1,204,861
Total liabilities	2,099,698	1,971,516	1,681,229	1,508,647	1,498,914
Total stockholders’ equity	283,187	264,736	204,773	159,887	156,403
Tangible common equity	211,467	199,551	160,629	136,771	135,094

Performance Ratios
Return on average assets (ROAA) annualized	1.07%	0.88%	0.09%	0.64%	0.69%
Return on total average stockholders equity (ROAE) annualized	9.00%	7.45%	0.81%	6.65%	7.32%
Return on average tangible common equity (ROATCE) annualized*	12.36%	10.17%	1.28%	7.94%	8.64%
Yield on loans annualized	5.45%	5.61%	5.21%	4.72%	4.89%
Cost of interest-bearing deposits annualized	0.75%	0.72%	0.68%	0.66%	0.64%
Cost of total deposits annualized	0.65%	0.62%	0.58%	0.57%	0.56%
Net interest margin annualized	3.91%	3.96%	3.60%	3.06%	3.18%
Efficiency ratio*	59.79%	61.59%	63.16%	72.35%	68.15%
Non-interest income / average assets	0.67%	0.61%	0.59%	0.60%	0.60%
Non-interest expense / average assets	2.55%	2.76%	3.52%	2.56%	2.42%

Capital Ratios
Tier 1 Leverage Ratio	10.15%	10.52%	11.81%	9.42%	9.32%
Common Equity Tier 1 Capital Ratio	13.13%	12.69%	13.34%	13.57%	13.04%
Tier 1 Risk Based Capital Ratio	13.95%	13.51%	14.25%	14.45%	13.90%
Total Risk Based Capital Ratio	14.40%	13.93%	14.67%	15.02%	14.45%
Total stockholders’ equity to total assets	11.88%	11.64%	11.77%	10.36%	10.24%
Tangible common equity to tangible assets*	9.18%	8.91%	9.13%	9.22%	9.09%
Book value per common share	$23.44	$22.88	$22.09	$19.62	$19.25
Tangible book value per common share*	$17.57	$17.00	$16.64	$17.25	$16.87
Tangible book value per diluted common share*	$17.24	$16.66	$16.37	$16.95	$16.64

* The value noted is considered a Non-GAAP financial measure.  For a reconciliation of Non-GAAP financial measures, see Table 4. Non-GAAP Financial Measures.

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/20/2017

TABLE 2. CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	June 30, 2017	December 31, 2016
ASSETS
Cash and due from banks	$24,193	$34,137
Federal funds sold	19	958

Cash and cash equivalents	24,212	35,095

Interest-bearing time deposits in other banks	4,241	3,750
Available-for-sale securities	92,435	95,732
Held-to-maturity securities, fair value of $531,297 and $461,156	532,159	465,709
Loans held for sale	3,463	4,830
Loans, net of allowance for loan losses of $7,568 and $6,432	1,521,828	1,377,173
Other real estate owned, net	11,714	8,656
Premises and equipment, net	54,693	50,515
Bank owned life insurance	48,765	48,055
Federal Reserve Bank and Federal Home Loan Bank stock	19,795	16,652
Interest receivable	9,062	6,991
Goodwill	64,587	58,874
Core deposit intangible, net	5,719	4,715
Other	15,951	15,445

Total assets	$2,408,624	$2,192,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$262,508	$207,668

Total non-interest bearing deposits	262,508	207,668

Savings, NOW, and money market	901,396	869,625
Time	655,773	553,158

Total interest-bearing deposits	1,557,169	1,422,783

Total deposits	1,819,677	1,630,451

Federal funds purchased and retail repurchase agreements	21,069	20,637
Federal Home Loan Bank advances	257,408	259,588
Subordinated debentures	13,825	13,684
Contractual obligations	2,211	2,504
Interest payable and other liabilities	8,376	7,364
Total liabilities	2,122,566	1,934,228

Stockholders’ equity
Common stock	137	132
Additional paid-in capital	252,469	236,103
Retained earnings	55,546	44,328
Accumulated other comprehensive loss	(2,269)	(2,702)
Employee stock loans	(170)	(242)
Treasury stock	(19,655)	(19,655)
Total stockholders’ equity	286,058	257,964
Total liabilities and stockholders’ equity	$2,408,624	$2,192,192

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/20/2017

TABLE 3. CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands, except per share data)

Three Months Ended June 30,		Six Months Ended June 30,
2017	2016	2017	2016

Interest and dividend income
Loans, including fees	$20,662	$11,551	$40,062	$23,392
Securities, taxable	3,224	1,987	5,948	4,196
Securities, nontaxable	862	332	1,647	660
Federal funds sold and other	334	510	640	994

Total interest and dividend income	25,082	14,380	48,297	29,242

Interest expense
Deposits	2,894	1,670	5,470	3,277
Federal funds purchased and retail repurchase agreements	13	14	25	26
Federal Home Loan Bank advances	734	345	1,236	677
Subordinated debentures	242	157	474	310

Total interest expense	3,883	2,186	7,205	4,290

Net interest income	21,199	12,194	41,092	24,952
Provision for loan losses	628	532	1,723	1,255

Net interest income after provision for loan losses	20,571	11,662	39,369	23,697
Non-interest income
Service charges and fees	1,224	807	2,376	1,586
Debit card income	1,205	728	2,210	1,405
Mortgage banking	540	335	1,025	577
Increase in value of bank owned life insurance	354	246	709	497
Net gains from securities transactions	83	59	96	479
Other	556	277	885	606

Total non-interest income	3,962	2,452	7,301	5,150

Non-interest expense
Salaries and employee benefits	8,236	5,246	16,042	10,458
Net occupancy and equipment	1,519	1,068	3,018	2,162
Data processing	1,191	869	2,352	1,707
Professional fees	462	568	978	1,017
Advertising and business development	624	330	1,142	548
Telecommunications	330	287	691	518
FDIC insurance	219	255	325	513
Courier and postage	236	158	462	303
Free nation-wide ATM cost	233	163	445	315
Amortization of core deposit intangible	235	86	444	173
Loan expense	282	168	459	260
Other real estate owned	70	(58)	275	8
Loss on debt extinguishment	—	—	—	58
Merger expenses	136	—	1,062	—
Other	1,358	801	2,662	1,590

Total non-interest expense	15,131	9,941	30,357	19,630

Income before income taxes	9,402	4,173	16,313	9,217
Provision for income taxes	3,048	1,327	5,095	2,931

Net income	6,354	2,846	11,218	6,286
Dividends and discount accretion on preferred stock	—	—	—	(1)

Net income allocable to common stockholders	$6,354	$2,846	$11,218	$6,285

Basic earnings per share	$0.52	$0.35	$0.93	$0.77

Diluted earnings per share	$0.51	$0.34	$0.91	$0.75

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/20/2017

TABLE 4. Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Total stockholders’ equity	$286,058	$279,206	$257,964	$161,248	$158,188
Less: goodwill	64,587	64,521	58,874	18,130	18,130
Less: core deposit intangibles, net	5,719	5,954	4,715	1,289	1,376
Less: mortgage servicing asset, net	20	22	23	25	26
Less: naming rights, net	1,282	1,293	—	—	—

Tangible common equity	$214,450	$207,416	$194,352	$141,804	$138,656

Common shares outstanding at period end	12,206,319	12,202,237	11,680,308	8,219,415	8,219,415

Diluted common shares outstanding at period end	12,441,429	12,450,315	11,873,480	8,365,283	8,334,445

Book value per common share	$23.44	$22.88	$22.09	$19.62	$19.25

Tangible book value per common share	$17.57	$17.00	$16.64	$17.25	$16.87

Tangible book value per diluted common share	$17.24	$16.66	$16.37	$ 16.95	$16.64

Total assets	$2,408,624	$2,399,256	$2,192,192	$1,557,082	$1,544,857
Less: goodwill	64,587	64,521	58,874	18,130	18,130
Less: core deposit intangibles, net	5,719	5,954	4,715	1,289	1,376
Less: mortgage servicing asset, net	20	22	23	25	26
Less: naming rights, net	1,282	1,293	—	—	—

Tangible assets	$2,337,016	$2,327,466	$2,128,580	$1,537,638	$1,525,325

Total stockholders’ equity to total assets	11.88%	11.64%	11.77%	10.36%	10.24%

Tangible common equity to tangible assets	9.18%	8.91%	9.13%	9.22%	9.09%

Total average stockholders’ equity	$283,187	$264,736	$204,773	$159,887	$156,403
Less: average intangible assets and preferred stock	71,720	65,185	44,144	23,116	21,309

Average tangible common equity	$211,467	$199,551	$160,629	$136,771	$135,094

Net income allocable to common stockholders	$6,354	$4,864	$417	$2,671	$2,846
Amortization of intangible assets	247	218	155	88	88
Less: Tax effect of intangible assets amortization	86	76	54	31	31

Adjusted net income allocable to common stockholders	$6,515	$5,006	$518	$2,728	$2,903

Return on total average stockholders’ equity (ROAE) annualized	9.00%	7.45%	0.81%	6.65%	7.32%

Return on average tangible common equity (ROATCE) annualized	12.36%	10.17%	1.28%	7.94%	8.64%

Non-interest expense	$15,131	$15,226	$16,711	$10,734	$9,941
Less: merger expenses	136	926	5,057	237	—

Non-interest expense, excluding merger expenses	$14,995	$14,300	$11,654	$10,497	$9,941

Net interest income	$21,199	$19,893	$15,663	$11,982	$12,194

Non-interest income	$3,962	$3,339	$2,789	$2,527	$2,452
Less: net gains from securities transactions	83	13	—	—	59

Non-interest income, excluding net gains from securities transactions	$3,879	$3,326	$2,789	$2,527	$2,393

Net interest income plus non-interest income, excluding net gains from securities transactions	$25,078	$23,219	$18,452	$14,509	$14,587
Non-interest expense to net interest income plus non-interest income	60.14%	65.54%	90.56%	73.98%	67.88%

Efficiency ratio	59.79%	61.59%	63.16%	72.35%	68.15%

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 7/20/2017

Media and Investor Contact:

John Hanley, SVP, Director of Investor Relations

913-583-8004 / jhanley@equitybank.com

investor.equitybank.com